Exhibit 99.1

REDWOOD TRUST ANNOUNCES THIRD QUARTER 2025 COMMON AND PREFERRED DIVIDENDS

MILL VALLEY, CA –– Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors (the “Board”) has declared third quarter 2025 common and preferred stock dividends.

Common Stock Dividend

The Board has authorized the declaration of a third quarter 2025 regular common stock dividend of $0.18 per share, unchanged from the second quarter of 2025. This marks the Company's 105th consecutive quarterly common dividend. The third quarter 2025 common stock dividend is payable on September 30, 2025 to stockholders of record on September 23, 2025.

“We are approaching record operating volumes across our businesses in the third quarter, a clear reflection of the strength of our platforms,” said Christopher Abate, Chief Executive Officer of Redwood. “As investor sentiment improves and our stock has responded, we see our ongoing ability to deliver stable dividends as an effective way to deliver value to shareholders. With rate expectations once again shifting in our favor, we believe Redwood is well positioned to carry forward the priorities we outlined in our recent second quarter earnings report.”

Preferred Stock Dividend

In accordance with the terms of Redwood’s 10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock (“Series A”), the Board authorized the declaration of a Series A dividend for the third quarter of 2025 of $0.625 per share. Dividends for the Series A are payable on October 15, 2025 to stockholders of record on October 1, 2025.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms — Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. In addition, through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT

Kaitlyn Mauritz, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com